Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Issues Statement on MG Capital Letter

BRISTOL, Tenn., October 13, 2020 - Contura Energy, Inc. (NYSE: CTRA) today issued the following statement in response to the letter the Company’s Board of Directors received from MG Capital Management, Ltd.:

Contura welcomes the opportunity to engage with its shareholders and we welcome constructive input relating to enhancing shareholder value. We remain focused on delivering long-term shareholder value and will continue to take actions to achieve that objective. Although we would have preferred that MG Capital engage with Contura privately, we have reviewed and considered the MG Capital letter. MG Capital, the Board, and the executive management team are closely aligned in their goals and strategic direction for the Company; however, we believe that a number of the underlying assertions in the letter are inaccurate and we wish to clarify some of them.

As coal industry investors are aware, the last year has been one of the most challenging years for U.S. coal producers due to a variety of factors, including weak global coal demand, low coal prices, and, of course, the COVID-19 pandemic. Contura’s executive management, in concert with its Board, acted quickly to rationalize its production and cut costs to manage through these issues.

The Board of Directors and the executive team share MG Capital’s desire that Contura exit the thermal coal sector as efficiently as possible consistent with the best interests of the shareholders. The Company has already undertaken and announced various steps to achieve that goal. As previously announced, Contura is actively marketing the Cumberland mine for divestiture, which, if successful, will constitute a major element of the Company’s planned exit from the thermal coal sector. The Board of Directors has fully supported the executive team in both the development of the Company’s thermal exit strategy and in the steps that have already been taken to implement that strategy.

Contura attempted to divest its Powder River Basin thermal coal properties through a transaction with Blackjewel L.L.C. in December 2017, prior to the merger between Contura and Alpha Natural Resources. Unfortunately, Blackjewel filed for Chapter 11 bankruptcy protection on July 1, 2019, before the transfer of certain mining permits to Blackjewel was completed. Because the transfer of the permits had not been completed, the contingent reclamation liability related to the permits remained an obligation of Contura. When this occurred, Contura was able to move quickly to relieve itself of all liabilities related to the former Wyoming operations with a transaction with Eagle Specialty Materials. This transaction was completed with the unanimous support of the Board of Directors. This concluded the Company’s exit from its thermal-coal operations in the Powder River Basin and it no longer retains any contingent liability related to those operations.

With respect to Board and executive management compensation, the Board has in fact reacted to the COVID-19 pandemic. In May 2020, each member of the executive management team voluntarily took a 5% reduction in salary. In the same month, the Board’s compensation committee, which includes all of the “legacy directors,” as defined in the MG Capital letter, unanimously determined that all of the Company’s non-employee directors should join the Company’s executive management in this effort by accepting a 5% reduction in their annual retainers. We have been advised by our compensation consultants that our Board compensation is well within the norms of our peers.

Contura’s executive management team believes that each of the Company’s directors, including the “legacy directors,” have provided value to the Company and its stockholders, and that executive management has the complete support of the Board, including with respect to the Company’s focus on strategic initiatives, such as its transition to a pure-play metallurgical products provider, its focus on safe and productive operations, and its pursuit of aggressive cost control.

Pursuant to our corporate governance guidelines, the Board routinely considers issues such as the size and composition of the Board of Directors to provide fresh perspectives and additional expertise consistent with our goals. Indeed, as the needs of the Company have evolved, the Board reduced the overall size of the Board by two, with four directors leaving, while adding two new directors—Emily Medine and Scott Vogel—since mid-2019. The Board welcomes input from the Company's stockholders, including MG Capital, regarding size and composition of the Board.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies metallurgical coal to produce steel. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT

investorrelations@conturaenergy.com

Alex Rotonen, CFA

423.956.6882

MEDIA CONTACT

corporatecommunications@conturaenergy.com

Emily O’Quinn

423.573.0369

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